EXHIBIT 5.1

                                                      July 31, 1996


Micro Linear Corporation
2092 Concourse Drive
San Jose, California  95131

      Re:         Registration Statement on Form S-8

Ladies and Gentlemen:

      We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 1, 1996, in connection with the registration under the Securities Act of 1933, as amended, of an additional 850,000 shares of Common Stock (the "Option Plan Shares") to be issued under your 1991 Stock Option Plan (the "Option Plan").

      As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Option Plan Shares (the "Shares"). It is our opinion that the Shares, when issued and sold in the manner referred to in the Option Plan and pursuant to the agreements which accompany the Option Plan, will be legally and validly issued, fully paid and nonassessable.

      We consent to the use of this opinion as an exhibit to said Registration Statement and further consent to the use of our name wherever appearing in said Registration Statement and any amendments thereto.

                                                    Sincerely,

WILSON SONSINI GOODRICH & ROSATI
                                                    Professional Corporation